Ex - 99(d)(xviii)

Management Fee Waiver Agreement

This Management Fee Waiver Agreement (the “Agreement”) is made and entered into as of this 1st day of April, 2013 between Lord, Abbett & Co LLC (“Lord Abbett”) and Lord Abbett Investment Trust (the “Trust”) with respect to Lord Abbett Balanced Strategy Fund (“Balanced Strategy Fund”), Lord Abbett Diversified Equity Strategy Fund (“Diversified Equity Strategy Fund”), Lord Abbett Diversified Income Strategy Fund (“Diversified Income Strategy Fund”) and Lord Abbett Growth & Income Strategy Fund (“Growth & Income Strategy Fund”) (collectively, the “Funds”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.

With respect to Balanced Strategy Fund, Diversified Income Strategy Fund and Growth & Income Strategy Fund, Lord Abbett agrees for the time period set forth in paragraph 3 below to waive a portion of its management fee payable under the Management Agreement between Lord Abbett and the Trust with respect to each Fund so that such management fee would be equal to an annual rate of 0.07%.

2.

With respect to Diversified Equity Strategy Fund, Lord Abbett agrees for the time period set forth in paragraph 3 below to waive a portion of its management fee payable under the Management Agreement between Lord Abbett and the Trust with respect to each Fund so that such management fee would be equal to an annual rate of 0.05%.

3.	This Agreement will be effective from April 1, 2013 through March 31, 2014. This Agreement may be terminated only by the Board of Trustees of the Trust upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord Abbett Investment Trust

By:	/s/ Thomas R. Phillips

Thomas R. Phillips
Vice President and Assistant Secretary

Lord, Abbett & Co. llc

By:	/s/ Lawrence H. Kaplan

Lawrence H. Kaplan
Member and General Counsel